Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Strong 2013 Third-Quarter
Results on Lower Costs

•	Company Reports Improved 2013 Third-Quarter Revenues of $1.5 Billion and Net Income Attributable to Cliffs' Common Shareholders of $104 Million, or $0.66 Per Diluted Share

•	Third-Quarter Operating Income Increased by 194% to $224 million and Year-to-Date Cash Flow from Operations Increases 149% to $686 Million

•	Full-year 2013 Capital Expenditures Outlook Reduced by $50 Million

•	U.S. Iron Ore Full-Year 2014 Expected Sales Volume of 22 - 23 Million Tons

CLEVELAND—Oct. 24, 2013—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported third-quarter results for the period ended Sept. 30, 2013. Year-over-year consolidated revenues of $1.5 billion increased slightly driven by a 17% increase in global seaborne iron ore pricing to an average of $133 per ton for a 62% Fe fines product (C.F.R. China). This was partially offset by lower market pricing for metallurgical coal products and a 2% decrease in global iron ore sales volumes. Cost of goods sold decreased by 11% to $1.2 billion, primarily driven by lower cost rates across all of the Company's business segments. Lower cost of goods sold and higher revenues resulted in a 76% increase in consolidated sales margin to $349 million, from $198 million in last year's comparable quarter.

James Kirsch, Cliffs' Chairman of the Board, said, "We are pleased with the third quarter's operating performance and financial results. During the quarter, we cut costs across the board, improved year-over-year sales margin, and lowered our full-year capital expenditures outlook. We have made good progress and have even greater investment and operational opportunities in our future. Ultimately, we will be driven by strategies that create the best options to deliver value to shareholders."

Operating income for the third quarter of 2013 increased 194% to $224 million. The increase was primarily driven by the higher consolidated sales margin and significantly lower exploration expenses. The Company has taken measures to reduce exploration spending on drilling and other professional services for certain projects, as well as to scale back on chromite-related spending.

Cliffs' third-quarter 2013 SG&A expenses were $71 million and reflected certain special items, including a $10 million expense related to a litigation judgment and $8 million in severance-related costs attributed to actions taken to reduce the Company's corporate cost profile. Excluding these special items, third-quarter 2013 SG&A expenses were $53 million, a 13% decrease when compared to the year-ago quarter, which also included $3 million of special items related to a litigation expense accrual.

During the third quarter of 2013, miscellaneous - net expense increased to $44 million and was comprised of: a $18 million casualty loss related to an oil spill at the Pointe Noire port in Eastern Canada; an unfavorable penalty of $16 million incurred from a minimum tonnage rail shipment contract not being met as a result of the delay in the Bloom Lake Phase II expansion; and an unfavorable impact of $14 million related to foreign currency exchange remeasurements. These items were partially offset by $6 million in proceeds from insurance recoveries.

Third-quarter 2013 results included an income tax expense of $66 million versus a benefit of $64 million reported in the previous year's comparable quarter. The Company increased its full-year 2013 income tax effective rate to 13% from its previous expectation of 2%, including discrete items. The increase in the expected income tax effective rate is driven by higher anticipated full-year taxable income due to increased iron ore pricing and lower costs. As a result of the higher expected full-year income tax effective rate, the third quarter's income tax expense included $38 million of expense attributed to the first half of 2013.

Cliffs reported third-quarter 2013 net income attributable to Cliffs' common shareholders of $104 million, or $0.66 per diluted share, compared with $85 million, or $0.59 per diluted share, in the third quarter of 2012.

U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Volumes - In Thousands of Long Tons
Total sales volume	6,285	6,576	15,095	15,399
Total production volume	5,176	5,075	14,777	15,739
Sales Margin - In Millions
Revenues from product sales and services	$782.4	$796.0	$1,894.2	$1,942.7
Cost of goods sold and operating expenses	508.9	540.1	1,247.1	1,233.8
Sales margin	$273.5	$255.9	$647.1	$708.9
Sales Margin - Per Long Ton
Revenues from product sales and services*	$112.67	$110.51	$113.23	$115.19
Cash cost**	64.81	67.81	64.91	64.48
Depreciation, depletion and amortization	4.34	3.79	5.45	4.67
Cost of goods sold and operating expenses*	69.15	71.60	70.36	69.15
Sales margin	$43.52	$38.91	$42.87	$46.04

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

U.S. Iron Ore pellet sales volume was 6.3 million tons, compared with 6.6 million tons in the third quarter of 2012. The decrease was primarily driven by reduced tonnage resulting from a customer's force majeure and the expiration of a customer contract. This was partially offset by increased export sales, including pellet contracts that were previously supplied by Cliffs' Wabush Mine, and increased demand from domestic spot sales.

Third-quarter 2013 revenues per ton were $112.67, up 2% from $110.51 in the year-ago quarter. The increase was primarily attributable to an increase in pricing for one customer due to the reset of their contract base rate, higher year-over-year market pricing for iron ore, and a favorable true-up on the estimated hot-rolled steel pricing. As previously disclosed, certain customer contracts contain pricing mechanisms linked to hot-rolled steel. These increases were partially offset by credits to certain customers, unfavorable customer mix, and increased sales to seaborne customers.

Cash cost per ton in U.S. Iron Ore was $64.81, down 4% from $67.81 in the prior year's third quarter. The decrease was primarily driven by the absence of a LIFO inventory adjustment that unfavorably impacted the prior year's third-quarter results. Lower labor and repair and maintenance costs also contributed to the improved year-over-year cash cost.

Eastern Canadian Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,595	2,375	6,387	6,638
Total production volume	2,198	2,255	6,329	6,189
Sales Margin - In Millions
Revenues from product sales and services	$284.2	$253.1	$743.4	$777.8
Cost of goods sold and operating expenses	306.2	293.6	795.7	820.8
Sales margin	$(22.0)	$(40.5)	$(52.3)	$(43.0)
Sales Margin - Per Metric Ton
Revenues from product sales and services	$109.52	$106.57	$116.39	$117.17
Cash cost*	99.96	106.06	104.18	105.85
Depreciation, depletion and amortization	18.03	17.56	20.40	17.81
Cost of goods sold and operating expenses*	117.99	123.62	124.58	123.66
Sales margin	$(8.47)	$(17.05)	$(8.19)	$(6.48)

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Eastern Canadian Iron Ore sales volume was 2.6 million tons, an increase of 9% versus the prior year's quarter. The increase was primarily driven by higher product sales from Wabush Mine due to the timing of vessel shipments. During the third quarter of 2013, sales volume at Bloom Lake Mine was flat year over year at 1.4 million tons. Wabush Mine sold 700,000 tons of iron ore concentrate and approximately 450,000 of iron ore pellets during the quarter.

Revenues per ton in Eastern Canadian Iron Ore were $109.52, up 3% from $106.57 in the prior year’s third quarter. The higher per-ton revenues were attributable to a 17% year-over-year increase in seaborne iron ore pricing. The increase was partially offset by lag pricing that benefited the prior year's third quarter. Also, revenues per ton were unfavorably impacted by increased freight rates and the quarter's product mix, which was comprised of a higher proportion of iron ore concentrate versus pellets. The price premium has been historically lower for iron ore concentrate versus pellets.

Cash cost per ton in Eastern Canadian Iron Ore was $99.96, down 6% from $106.06 in the year-ago quarter. Third-quarter 2013 cash costs at Wabush Mine were $108 per ton, down 18% from 2012's comparable quarter, primarily due to absence of pelletizing costs from the Pointe Noire pellet plant, favorable foreign exchange variances, and a decreased cost rate due to the unsalable inventory and lower-of-cost-or-market adjustments recorded during the second quarter of 2013 at Wabush Mine.

The year-over-year decrease in Eastern Canadian Iron Ore's cash costs per ton was partially offset by higher cash costs at Bloom Lake Mine of $92 per ton, up 5% from the prior year's comparable quarter. The increase was primarily due to increased mine development and maintenance expenses.

Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,771	2,998	8,065	8,840
Total production volume	2,798	2,908	8,386	8,024
Sales Margin - In Millions
Revenues from product sales and services	$301.7	$254.2	$899.5	$975.3
Cost of goods sold and operating expenses	202.7	270.0	644.2	719.2
Sales margin	$99.0	$(15.8)	$255.3	$256.1
Sales Margin - Per Metric Ton
Revenues from product sales and services	$108.88	$84.79	$111.53	$110.33
Cash cost*	59.44	76.65	65.48	68.91
Depreciation, depletion and amortization	13.71	13.41	14.40	12.44
Cost of goods sold and operating expenses	73.15	90.06	79.88	81.35
Sales margin	$35.73	$(5.27)	$31.65	$28.98

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Third-quarter 2013 Asia Pacific Iron Ore sales volume decreased 8% to 2.8 million tons, from 3.0 million tons in 2012’s third quarter. The decrease was attributable to the absence of sales volume from Cliffs' Cockatoo Island operation, which ceased production for Cliffs during the third quarter of 2012, and the timing of vessel shipments.

Revenues per ton for the third quarter of 2013 increased 28% to $108.88, from $84.79 in last year’s third quarter. The increase was primarily driven by higher market pricing and the absence of low-grade tons that were sold in the prior year's third quarter at a discounted price. Revenues per ton for the third-quarter of 2013 were impacted by a foreign exchange hedging loss of $3 per ton.

Cash cost per ton in Asia Pacific Iron Ore decreased 22% to $59.44, from $76.65 in 2012’s comparable quarter. The decrease was due to favorable foreign exchange rate variances of $8 per ton and lower mining costs due to less waste movement in the third quarter of 2013, compared to the prior year's quarter. Also contributing to the decrease was the absence of costs from Cliffs' Cockatoo Island operation, which was a higher cost mine and included in the prior year's third-quarter results.

North American Coal

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Volumes - In Thousands of Short Tons
Total sales volume	1,623	1,662	5,497	4,600
Total production volume	2,077	1,434	5,536	4,539
Sales Margin - In Millions
Revenues from product sales and services	$178.3	$241.8	$638.5	$640.9
Cost of goods sold and operating expenses	180.1	243.1	631.9	637.1
Sales margin	$(1.8)	$(1.3)	$6.6	$3.8
Sales Margin - Per Short Ton
Revenues from product sales and services*	$98.95	$128.88	$104.91	$123.80
Cash cost**	76.16	114.56	85.57	107.87
Depreciation, depletion and amortization	23.91	15.10	18.14	15.11
Cost of goods sold and operating expenses*	100.07	129.66	103.71	122.98
Sales margin	$(1.12)	$(0.78)	$1.20	$0.82

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the third quarter of 2013, North American Coal sales volume was 1.6 million tons, a 2% decrease from the 1.7 million tons sold in the prior year's comparable quarter. The decrease was driven by lower sales tons at Oak Grove Mine. In the prior year's third quarter, Oak Grove sales volume was higher due to catch-up commitments related to the severe weather damage force majeure. The decrease was partially offset by higher sales at Pinnacle Mine and Logan County due to strong production volumes.

North American Coal’s 2013 third-quarter revenues per ton were down 23% to $98.95, versus $128.88 in the third quarter of 2012. The year-over-year decrease was primarily driven by lower market pricing for metallurgical coal products and customer mix. The decrease in market pricing was partially offset by favorably-priced annual and carryover contracts.

Cash cost per ton decreased 34% to $76.16, from $114.56 in the year-ago quarter. The decrease was primarily due to improved production volumes and the resulting favorable impact on the mine's cost-per-ton rate, as well as lower maintenance and contractor spending.

Cash Flow and Liquidity
For the third quarter, Cliffs generated $297 million in cash from operations, versus generating $308 million in the 2012 comparable quarter. The Company also invested $241 million in capital expenditures, with a significant portion allocated to Bloom Lake Mine.

During the quarter, the Company paid down its revolving credit facility by $60 million and collected $62 million in cash proceeds from equipment loan financing arrangements. At quarter end, Cliffs had $3.3 billion in total debt, including $380 million drawn on its $1.75 billion revolving credit facility, and $299 million of cash and cash equivalents.

Cliffs reported depreciation, depletion and amortization of $153 million during the third quarter of 2013.

Outlook
Looking forward, the Company expects China to maintain its healthy steelmaking pace, driven by broader economic growth and the positive impact of domestic lending policy reforms. Robust Chinese steel production is expected to remain a source of healthy demand for Cliffs’ Eastern Canadian Iron Ore and Asia Pacific Iron Ore businesses. Cliffs also anticipates the demand for its U.S. Iron Ore and North American Coal businesses to remain healthy, despite lower year-over-year steel production in North America.

The Company expects pricing for the commodities it sells to remain volatile, with the potential to significantly increase or decrease at any point in time. Due to this expected volatility, and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average Platts 62% Fe seaborne iron ore spot price as of Sept. 30, 2013 of $135 per ton (C.F.R. China) as a base price assumption for providing its revenues-per-ton sensitivities for the Company's iron ore business segments. Cliffs indicated this assumption does not reflect the Company's internal expectation of full-year seaborne iron ore pricing. As such, using $135 per ton as the iron ore price assumption for the remainder of the year, included in the table below is the expected full-year revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10-per-ton variance from the price assumption. The sensitivities per ton for each respective iron ore business segment below reflect the sales volume and realized price achieved for the first nine months of 2013 results and Cliffs' realized expectation for the remainder of 2013.

2013 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$110 - $115	$110 - $115	$110 - $115
Sensitivity Per Ton (+/- $10)	+/- $1	+/- $2	+/- $2

(1)	Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $135 per ton as of Sept. 30, 2013.
(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

The revenues-per-ton sensitivities consider various contract provisions and lag-year adjustments contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)
For 2013, the Company is maintaining its sales and production volume expectation of 21 million tons and 20 million tons, respectively.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2013 revenue sensitivity summary table above also includes the following assumptions:

•	2013 U.S. and Canada blast furnace steel production of 40 - 45 million tons

•	2013 average hot-rolled steel pricing of $630 per ton

•	Approximately 55% of the expected 2013 sales volume is linked to seaborne iron ore pricing

Cliffs is maintaining its 2013 full-year U.S. Iron Ore cash-cost-per-ton expectation of $65 - $70, and depreciation, depletion and amortization is expected to be approximately $6 per ton.

In 2014, Cliffs expects to sell approximately 22 - 23 million tons from its U.S. Iron Ore business. This is primarily attributable to a new supply agreement with one of our North American steelmaking customers.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2013, Cliffs is increasing its full-year sales and production volume expectations of 8 - 9 million tons to 8.5 - 9 million tons. Cliffs will sell approximately 1.5 million tons of iron ore pellets from its Eastern Canadian Iron Ore segment, with iron ore concentrate sales making up the remainder of the expected full-year sales volume range.

The Company is maintaining its full-year cash-cost-per-ton expectation for Bloom Lake and Wabush mines of $90 - $95 and $115 - $120, respectively. Further, Cliffs is maintaining its full-year 2013 cash cost per ton in Eastern Canadian Iron Ore of $100 - $105. Depreciation, depletion and amortization is expected to be approximately $19 per ton for full-year 2013.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above.

Looking ahead, the Company continues to evaluate the long-term strategic fit of Wabush Mine and viability of Bloom Lake's Phase II expansion project. Driven by this ongoing evaluation, the Company will only provide its expected full-year 2014 sales volume for Bloom Lake's Phase I of approximately 5.5 - 6 million tons of iron ore concentrate.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its full-year 2013 Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Cliffs is maintaining its 2013 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation of $65 - $70. Depreciation, depletion and amortization is anticipated to be approximately $15 per ton for the year.

In 2014, Cliffs expects to sell approximately 10 - 11 million tons from its Asia Pacific Iron Ore business, comprised of approximately 50% lump iron ore and 50% fines iron ore.

North American Coal Outlook (Short Tons, F.O.B. the mine)
The Company is maintaining its full-year 2013 North American Coal expected sales and production volumes of approximately 7 million tons. Sales volume mix is anticipated to be approximately 70% low-volatile metallurgical coal and 21% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs is maintaining its full-year 2013 North American Coal revenues-per-ton outlook of $100 - $105.

Cliffs is decreasing its North American Coal full-year cash-cost-per-ton expectation to $85 - $90 from its previous expectation of $90 - $95. The decrease is driven by continued improvement in the operation's cost structure and production volumes. Full-year 2013 depreciation, depletion and amortization is expected to be approximately $17 per ton.

In 2014, Cliffs expects to sell approximately 6 - 7 million tons from its North American Coal business, comprised of approximately 68% low-volatile metallurgical coal, 23% high-volatile metallurgical coal and 9% thermal coal.

The following table provides a summary of Cliffs’ 2013 guidance for its four business segments:

	2013 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	21	8.5 - 9	11	7
Production volume (million tons)	20	8.5 - 9	11	7
Cash cost per ton	$65 - $70	$100 - $105	$65 - $70	$85 - $90
DD&A per ton	$6	$19	$15	$17

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
Cliffs is maintaining its full-year 2013 SG&A expense expectation of approximately $215 million.

Cliffs is also decreasing its full-year cash outflows expectation by $10 million to approximately $65 million for future growth projects. This is comprised of approximately $15 million related to exploration and approximately $50 million related to the Company's chromite project in Ontario, Canada, which is in the feasibility stage of development.

Cliffs anticipates a full-year effective tax rate of approximately 13% for 2013. The Company is increasing its full-year 2013 depreciation, depletion and amortization by $10 million to approximately $575 million.

Capital Budget Update
Cliffs is decreasing its 2013 capital expenditures budget to approximately $950 million from its previous expectation of $1 billion due to lower investments in Eastern Canada.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, Oct. 25, 2013, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,454.6	$1,447.9	$3,928.8	$4,096.6
Freight and venture partners' cost reimbursements	92.0	97.0	246.8	240.2
	1,546.6	1,544.9	4,175.6	4,336.8
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,197.9)	(1,346.6)	(3,320.8)	(3,403.2)
SALES MARGIN	348.7	198.3	854.8	933.6
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(70.6)	(63.9)	(167.9)	(202.6)
Exploration costs	(10.6)	(45.6)	(45.9)	(95.2)
Miscellaneous - net	(43.5)	(12.5)	13.3	25.5
	(124.7)	(122.0)	(200.5)	(272.3)
OPERATING INCOME	224.0	76.3	654.3	661.3
OTHER INCOME (EXPENSE)
Interest expense, net	(44.7)	(45.3)	(134.5)	(135.7)
Other non-operating income (expense)	(1.2)	1.4	(2.9)	1.0
	(45.9)	(43.9)	(137.4)	(134.7)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	178.1	32.4	516.9	526.6
INCOME TAX BENEFIT (EXPENSE)	(65.7)	64.0	(69.0)	235.2
EQUITY LOSS FROM VENTURES, net of tax	(0.5)	(15.3)	(73.9)	(22.7)
INCOME FROM CONTINUING OPERATIONS	111.9	81.1	374.0	739.1
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	2.0	(2.7)	2.0	5.1
NET INCOME	113.9	78.4	376.0	744.2
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	3.3	6.7	(5.8)	(25.2)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$117.2	$85.1	$370.2	$719.0
PREFERRED STOCK DIVIDENDS	(12.9)	—	(35.9)	—
NET INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$104.3	$85.1	$334.3	$719.0
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.67	$0.62	$2.20	$5.02
Discontinued operations	0.01	(0.02)	0.01	0.04
	$0.68	$0.60	$2.21	$5.06
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.65	$0.61	$2.13	$5.00
Discontinued operations	0.01	(0.02)	0.01	0.04
	$0.66	$0.59	$2.14	$5.04
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,029	142,396	151,288	142,332
Diluted	178,459	142,895	172,624	142,780
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$—	$1.22	$—
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.63	$0.45	$1.54

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$298.8	$195.2
Accounts receivable, net	291.7	329.0
Inventories	438.4	436.5
Supplies and other inventories	257.4	289.1
Derivative assets	72.7	78.6
Other current assets	310.6	321.6
TOTAL CURRENT ASSETS	1,669.6	1,650.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,354.8	11,207.3
OTHER ASSETS
Investments in ventures	71.5	135.8
Goodwill	158.6	167.4
Intangible assets, net	110.8	129.0
Deferred income taxes	5.3	91.8
Other non-current assets	196.1	193.6
TOTAL OTHER ASSETS	542.3	717.6
TOTAL ASSETS	$13,566.7	$13,574.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$350.8	$555.5
Accrued expenses	404.7	442.6
Income taxes payable	57.3	28.3
Current portion of debt	7.9	94.1
Deferred revenue	15.1	35.9
Derivative liabilities	36.1	13.2
Other current liabilities	188.6	211.9
TOTAL CURRENT LIABILITIES	1,060.5	1,381.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	556.1	618.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	299.5	252.8
DEFERRED INCOME TAXES	1,000.5	1,108.1
LONG-TERM DEBT	3,319.6	3,960.7
OTHER LIABILITIES	395.9	492.6
TOTAL LIABILITIES	6,632.1	7,814.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	5,779.7	4,632.7
NONCONTROLLING INTEREST	1,154.9	1,128.2
TOTAL EQUITY	6,934.6	5,760.9
TOTAL LIABILITIES AND EQUITY	$13,566.7	$13,574.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2013	2012
OPERATING ACTIVITIES
Net income	$376.0	$744.2
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	438.0	382.3
Derivatives and currency hedges	0.4	12.0
Equity loss in ventures (net of tax)	73.9	22.7
Deferred income taxes	(39.5)	(352.5)
Changes in deferred revenue and below-market sales contracts	(52.2)	(36.2)
Other	(18.3)	(55.7)
Changes in operating assets and liabilities:
Receivables and other assets	36.2	(118.6)
Product inventories	(10.8)	(70.4)
Payables and accrued expenses	(117.8)	(252.3)
Net cash provided by operating activities	685.9	275.5
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(742.2)	(793.6)
Other investing activities	7.8	8.9
Net cash used by investing activities	(734.4)	(784.7)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	709.4	—
Net proceeds from issuance of common shares	285.3	—
Repayment of term loan	(847.1)	(49.9)
Borrowings under credit facilities	567.0	670.0
Repayment under credit facilities	(512.0)	(420.0)
Proceeds from equipment loan	62.1	—
Contributions by joint ventures, net	17.7	68.8
Common stock dividends	(68.8)	(217.8)
Preferred stock dividends	(23.0)	—
Other financing activities	(28.6)	(23.9)
Net cash provided by financing activities	162.0	27.2
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9.9)	(0.1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	103.6	(482.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	195.2	521.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$298.8	$39.5